Exhibit 2.9

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

SYS

AND THE SOLE STOCKHOLDER OF

REALITY BASED IT SERVICES, LTD.

APRIL 2, 2006

TABLE OF CONTENTS

ARTICLE I    THE ACQUISITION
1.1 The Acquisition
1.2 The Closing

ARTICLE II    CONVERSION OF SECURITIES AND ESCROW
2.1 Acquisition Consideration; Transfer of Capital Stock
2.2 Earnout Consideration
2.3 SYS Stock
2.4 Fractional Shares; Adjustments
2.5 Exchange of Certificates
2.6 Escrow Accounts
2.7 Internal Revenue Code Election

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF SYS
3.1 Organization and Standing
3.2 Corporate Power and Authority
3.3 Conflicts; Consents and Approvals
3.4 Actions
3.5 Financial Ability
3.6 Capitalization of SYS
3.7 Brokerage and Finders’ Fees
3.8 Board Recommendation; Required Vote
3.9 SYS SEC Documents
3.10 Books and Records
3.11 No Undisclosed Liabilities
3.12 No Material Adverse Change

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
4.1 Organization and Standing
4.2 Subsidiaries
4.3 Power and Authority
4.4 Capitalization of RBIS, Ltd.
4.5 Conflicts; Consents and Approvals
4.6 Brokerage and Finders’ Fees
4.7 Books and Records; Financial Statements
4.8 Compliance with Law
4.9 Actions
4.10 No Material Adverse Change
4.11 Taxes
4.12 Intellectual Property
4.13 Title to Assets and Properties
4.14 Employee Benefit Plans
4.15 Contracts
4.16 Labor Matters
4.17 Undisclosed Liabilities
4.18 Operation of RBIS, Ltd.’s Business; Relationships
4.19 Permits
4.20 Real Property
4.21 Environmental Matters
4.22 Accounts Receivable
4.23 Insurance
4.24 Product or Service Warranty
4.25 Data Protection Matters
4.26 Foreign Corrupt Practices Act
4.27 Government Contracts
4.28 Relations with Governments
4.29 No Existing Discussions
4.30 Review of SYS SEC Documents
4.31 Interested Party Transactions
4.32 Payments to Stockholder and Others
4.33 Disclosure

ARTICLE V    COVENANTS OF THE PARTIES
 5.1 Mutual Covenants
5.2 Covenants of SYS
5.3 Covenants of the Stockholder

ARTICLE VI    CONDITIONS
6.1 Conditions to the Obligations of Each Party
6.2 Conditions to Obligations of the Stockholder
6.3 Conditions to Obligations of SYS

ARTICLE VII    GENERAL SURVIVAL AND INDEMNIFICATION
 7.1 Survival of Representations and Warranties
7.2 Indemnification
7.3 Limitations

ARTICLE VIII    MISCELLANEOUS
8.1 Notices
8.2 Interpretation
8.3 Counterparts
8.4 Entire Agreement
8.5 Third-Party Beneficiaries
8.6 Governing Law; Venue
8.7 Arbitration
8.8 Specific Performance
8.9 Assignment
8.10 Expenses
8.11 Severability
8.12 Amendment
8.13 Attorneys’ Fees

EXHIBITS

Escrow Agreement	Exhibit A
Investment Representation Certificate	Exhibit B
General Release of Claims	Exhibit C
Indemnification Agreement	Exhibit D

SCHEDULES

RBIS, Ltd. Disclosure Schedule	Attached

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of April 2, 2006 by and among SYS, a California corporation (“Buyer” or “SYS”), and Gary E. Murphy, an individual residing in the State of Maryland, who is the sole shareholder of Reality Based IT Services, Ltd. (“RBIS, Ltd.”) and is referred to herein as the “Stockholder,” the “Shareholder,” or the “RBIS, Ltd. Stockholder.”

PRELIMINARY STATEMENTS

WHEREAS, the Boards of Directors of SYS and Stockholder have determined that the acquisition of RBIS, Ltd. by SYS in the manner contemplated herein (the “Acquisition”), is desirable and in the best interests of Stockholder and the stockholders of SYS;

WHEREAS, SYS and the Stockholder desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition.

NOW, THEREFORE, in consideration of these premises and their promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
THE ACQUISITION

1.1  The Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, SYS shall acquire from Shareholder all of the issued and outstanding shares of the capital stock of RBIS, Ltd. at the Closing.

1.2  The Closing. A closing (the “Closing”) shall be held at the offices of SYS’s counsel, Luce, Forward, Hamilton & Scripps LLP (“Luce Forward”), 600 West Broadway, Suite 2600, San Diego, California 92101 on April 3, 2006, or at such other date as SYS and the Stockholder may agree, provided that the conditions set forth in Article VI have been satisfied or waived on or prior to such date. The date on which the Closing takes place is referred to herein as the “Closing Date.” For all purposes, the Closing shall be deemed to be effective as of 6:00 p.m., Eastern Daylight Time, on April 2, 2006.

ARTICLE II
CONVERSION OF SECURITIES AND ESCROW

2.1  Acquisition Consideration; Transfer of Capital Stock.

2.1.1  At the Closing, the Stockholder shall sell to SYS, and SYS shall purchase from the Stockholder, each share of RBIS, Ltd. Capital Stock issued and outstanding on the Closing Date free and clear of any and all liens and encumbrances, and in consideration thereof, and subject to Sections 2.2 and 2.6, SYS shall pay Stockholder $9,476,462 (the “Closing Consideration”), with $5,635,877 (subject to Section 2.6) payable in cash (the “Cash Consideration”), and $3,840,585 (subject to Section 2.6), payable in the form of shares of restricted SYS Common Stock (valued at $3.987 per share, which is the average closing price of SYS Common Stock on the American Stock Exchange over the ten (10) trading days immediately preceding and including the trading day immediately preceding the Closing Date (the “Stock Consideration”).

2.1.2  Within forty-five (45) days after the Closing Date or as soon as practicable thereafter, and following notice to and discussions with Shareholder, SYS shall deliver to the Stockholder a Closing Date Balance Sheet for RBIS, Ltd. If the Working Capital of RBIS, Ltd. (total assets less total liabilities) reflected on the Closing Date Balance Sheet is more than $1,869,447, SYS shall pay the Stockholder one dollar for each such dollar of excess (the “Closing Date Balance Sheet Consideration”). The Closing Consideration and the Closing Date Balance Sheet Consideration are referred to in this Agreement collectively as the “Acquisition Consideration.” If the Working Capital reflected on the Closing Date Balance Sheet is less than $1,869,447 then, for each dollar of such deficit, SYS shall be paid from Escrow one dollar, first from the Escrow Cash Consideration and then from the Escrow Stock Consideration, as those terms are defined in Section 2.6.2. If in preparing the Closing Date Balance Sheet, Buyer creates a reserve for the past due accounts receivable in the aggregate amount of $306,677.08 from Integic Corporation under call 8 and from FEDSIM under GSA Schedule Number GS35F0219M and subsequently RBIS, Ltd. collects any portion of that receivable, RBIS, Ltd. will pay Stockholder the lesser of the amount so collected or the reserve in cash and shares of SYS Common Stock, to the extent each was paid to SYS pursuant to the Escrow Agreement, within five (5) business days of its receipt of the collection.

2.2  Earnout Consideration.

2.2.1  If the Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) of RBIS, Ltd. for the period beginning with the Closing and ending June 30, 2006 exceeds $300,000, then Buyer shall pay the Stockholder on October 15, 2006 up to an additional $250,000 based on the following formula: the payment amount shall equal $250,000 multiplied by ((EBITDA achieved - $300,000)/$100,000) where the payment amount shall not be less than $0 or more than $250,000.

2.2.2  If the EBITDA of RBIS, Ltd. for the fiscal year ending June 30, 2007 exceeds $1,500,000, then Buyer shall pay the Stockholder on October 15, 2007 up to an additional $2,500,000 based on the following formula: the payment amount shall equal $2,500,000 multiplied by ((EBITDA achieved - $1,500,000)/$500,000) where the payment amount shall not be less than $0 or more than $2,500,000.

2.2.3  Any payment required by Sections 2.2.1 or 2.2.2 may be in cash and/or SYS Common Stock at the discretion of SYS. SYS Common Stock issued as part of any such payment shall be valued based on the average closing price of SYS Common Stock on its principal trading market over the last ten trading days of the applicable fiscal year.

2.2.4  Payments required by this Section 2.2 shall be referred to in this Agreement as Earnout Consideration.

2.2.5  For the purposes of this Section 2.2, the determination of EBITDA shall be made following notice to and discussions with Stockholder as if RBIS, Ltd. were a stand-alone business. Accordingly, EBITDA shall be determined without regard to the expenses of negotiating, documenting, and closing the Acquisition, or the general and administrative expense charge customarily applied to the business units of SYS, nor shall any costs related to RBIS, Ltd. be paid or assumed by SYS. As the operator of RBIS, Ltd. following the Closing, Buyer, at its sole discretion, may effect changes in the business of RBIS, Ltd., which may have an impact on the EBITDA of RBIS, Ltd. for the periods referenced in Sections 2.2.1 and 2.2.2. Such changes may include, without limitation, increases or decreases in salaries, the employment or dismissal of personnel, the acceleration or delay of payments to creditors, the purchase or sale of inventory, the retention of independent contractors, the conduct of research and development, or any other business matter. Stockholder agrees that Buyer’s exercise of discretion in this regard in good faith shall not be a basis for challenging the determination of whether or not RBIS, Ltd. has achieved the EBITDA goals set forth in Sections 2.2.1 and 2.2.2. A change in the business of RBIS, Ltd. shall be deemed to be in good faith if it is not made primarily to prevent RBIS, Ltd. from achieving the earnout period goals. Buyer may also, in its discretion, create a new operating plan for RBIS, Ltd. to reflect changes in the business of RBIS, including changes in revenue.

2.3  SYS Stock. Each share of capital stock of SYS outstanding on the Closing Date shall remain issued and outstanding following the Closing Date.

2.4  Fractional Shares; Adjustments.

2.4.1  No certificates for fractional SYS Common Shares shall be issued as a result of the Acquisition, and such fractional share interests will not entitle the owner thereof to vote or have any rights of a holder of SYS Common Shares.

2.4.2  In lieu of any such fractional SYS Common Shares, the Stockholder shall be entitled to receive a cash payment therefore, in an amount equal to the value of such fractional interest, with an SYS Common Share being valued for this purpose as described in Section 2.1. Such payment with respect to fractional shares is intended to avoid the expense and inconvenience of issuing fractional shares and to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one Certificate shall be surrendered, the number of shares of RBIS, Ltd. Capital Stock for which Certificates have been surrendered shall be appropriately adjusted to provide to the Stockholder the same economic effect as contemplated by this Agreement. The fractional share interests of the Stockholder will be aggregated, and the Stockholder will not receive cash in an amount greater than the value of one full SYS Common Share for such fractional share interest.

2.5  Exchange of Certificates.

2.5.1  Exchange at Closing and Possible Subsequent Delivery of SYS Shares. At the Closing, the Stockholder shall deliver the Certificate or Certificates representing the Stockholder’s shares of RBIS, Ltd. Capital Stock (or affidavits of lost certificates in lieu thereof), duly endorsed in blank or accompanied by stock powers duly executed in blank and in exchange for such delivery shall receive (i) the Cash Consideration to which the Stockholder is then entitled, and (ii) the Stock Consideration to which such Stockholder is entitled.

2.5.2  No Liability. SYS shall not be liable to any person in respect of any Acquisition Consideration (or dividends, distributions, or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Closing Date or immediately prior to such earlier date on which any Acquisition Consideration (or any dividends, distributions, or interest with respect thereto) would otherwise escheat to or become the property of any Governmental Authority, any such Acquisition Consideration (or dividends, distributions, or interest with respect thereto) shall, to the extent permitted by Applicable Law, become the property of SYS, free and clear of all claims or interest of any person previously entitled thereto. For purposes of this Agreement, “Governmental Authority” means any (A) nation, region, state, county, city, town, village, district or other jurisdiction, (B) federal, state, local, municipal, foreign or other government, (C) federal, state, local municipal, foreign or multi-national court, arbitral tribunal, administrative agency or commission, (D) other governmental, quasi-governmental, public, or regulatory body, agency, instrumentality or authority of any nature, (E) multi-national organization, (F) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (G) official of any of the foregoing.

2.5.3  Withholding Rights. Upon written notice to Stockholder, SYS shall be entitled to deduct and withhold from the Cash Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment, or any other payment by RBIS, Ltd. or SYS, under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by SYS, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of RBIS, Ltd. Capital Stock in respect of which such deduction and withholding was made by SYS. Any Tax withheld by SYS shall be paid by SYS to the appropriate Governmental Authority when due in accordance with Applicable Law; and SYS shall within 30 days of the payment of such Tax deliver to Stockholder evidence reasonably satisfactory to Stockholder that payment was duly remitted to the appropriate Governmental Authority.

2.5.4  Restrictive Legend. Each certificate evidencing SYS Common Shares issued pursuant to this Agreement shall bear the following legend in conspicuous type:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

2.6  Escrow Accounts.

2.6.1  Escrow Agreement. On or prior to the Closing Date, SYS and the Stockholder shall establish a one-year escrow at Union Bank of California, N.A. (the “Escrow Account”), by the execution and delivery of an Escrow Agreement substantially in the form attached as Exhibit A hereto (the “Escrow Agreement”).

2.6.2  Deposit of Escrow Consideration. As soon as possible after the Closing Date, SYS shall deliver to the Escrow Agent, for immediate deposit into the Escrow Account, One Hundred Eighty Thousand Dollars ($180,000) of the cash portion of the Closing Consideration and Five Hundred Thousand Dollars ($500,000) of the stock portion of the Closing Consideration. Such deposits shall be referred to herein as the “Escrow Cash Consideration” and the “Escrow Stock Consideration,” respectively.

2.6.3  Disbursement of Escrow Consideration. The Escrow Stock Consideration deposited in the Escrow Account shall be available, in accordance with this Agreement and the Escrow Agreement, to provide for payment to SYS pursuant to Section 2.1.2 and to provide recourse to SYS for any breach of the representations and warranties of the RBIS, Ltd. Stockholder under Article IV hereof and pursuant to Article VIII hereof. The Escrow Cash Consideration shall be available, in accordance with this Agreement and the Escrow Agreement, to provide for payment to SYS pursuant to Section 2.1.2. The Escrow Stock Consideration and the Escrow Cash Consideration shall be paid to the RBIS, Ltd. Stockholder only in accordance with and subject to the terms and conditions set forth herein and in the Escrow Agreement.

2.7  Internal Revenue Code Election. At its option, following the effective date of the Registration Statement described in Section 5.2.2, SYS may make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, with regard to the Acquisition. In the event of any such election, SYS agrees that it shall reimburse the RBIS, Ltd. Stockholder for all federal, state and local tax consequences incurred as a result of such election. Such reimbursement shall be made on a “grossed-up” basis taking into account any tax obligations which will be incurred by the RBIS, Ltd. Stockholder on account of receiving such reimbursement. Any such grossed up reimbursement shall be made within 30 days of the determination of all federal, state and local tax consequences which will be incurred by the RBIS, Ltd. Stockholder as a result of such election, shall not exceed $375,000 in amount, and shall be made in the form of restricted shares of SYS Common Stock with a per share value based on the average closing price of SYS Common Stock on its principal trading market over the last ten trading days immediately preceding the issuance of the shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SYS

In order to induce the Stockholder to enter into this Agreement, SYS hereby represents and warrants to the Stockholder that the statements contained in this Article III are true, correct and complete, except as otherwise expressly set forth in this Article III as of the date hereof unless another date is expressly stated below.

3.1  Organization and Standing. SYS and each subsidiary of SYS is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its state of incorporation with corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of SYS and each subsidiary of SYS is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on SYS and its subsidiaries taken as a whole. SYS is not in default in the performance, observance or fulfillment of any provision of the SYS Articles of Incorporation, as amended (the “SYS Articles”), or the SYS Amended and Restated Bylaws, as amended, as in effect on the date hereof (the “SYS Bylaws”). SYS has heretofore furnished to the Stockholder complete and correct copies of the SYS Articles and the SYS Bylaws.

3.2  Corporate Power and Authority. SYS has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by SYS have been duly authorized by all necessary corporate action on the part of SYS. This Agreement has been duly executed and delivered by SYS and constitutes the legal, valid and binding obligation of SYS enforceable against it in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.3  Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by SYS nor the consummation of the transactions contemplated hereby or thereby will:

3.3.1  conflict with, or result in a breach of any provision of, the SYS Articles or the SYS Bylaws or the governing documents of any subsidiary of SYS;

3.3.2  materially violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a material default under, or result in the creation of any material Encumbrance upon any of the properties or assets of SYS or any of its subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which SYS or any of its subsidiaries is a party (for purposes of this Agreement, “Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, equitable interest, lease or other possessory interest, conditional sale or other title retention arrangement, lien, pledge, security interest, preference, priority, right of first refusal or similar restriction);

3.3.3  materially violate any (i) order, writ, injunction, decree, statute, ruling, assessment, or arbitration or award of any Governmental Authority or (ii) to the Knowledge of SYS, Applicable Laws relating to SYS or any of its subsidiaries or their respective properties or assets; or

3.3.4  require any action or consent or approval of, or review by, or registration or filing by SYS or any of its affiliates with, any third party or any Governmental Authority, other than registrations or other actions required under federal and state securities laws as are contemplated by this Agreement.

3.4  Actions. There is no Action against SYS which questions the validity of this Agreement or any action taken or to be taken pursuant hereto. For purposes of this Agreement, “Action” means any action, arbitration, audit, examination, suit, proceeding, hearing or litigation, whether formal or informal, and whether public or private, commenced, brought, conducted or heard by or before, pending or threatened, or otherwise. Since July 1, 2001, neither SYS nor any of its subsidiaries has been subject to any order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services.

3.5  Financial Ability. SYS will have a sufficient number of SYS Common Shares and sufficient cash funds to pay the Acquisition Consideration.

3.6  Capitalization of SYS.

3.6.1  The authorized capital stock of SYS consists of 48,000,000 common shares (the “SYS Common Stock”), 250,000 preferred shares (the “SYS Preferred Stock”), and 2,000,000 preference shares (the “SYS Preference Stock”). At the date of this Agreement, (i) 13,915,596 shares of SYS Common Stock are issued and outstanding, (ii) 4,535,086 shares of SYS Common Stock are reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by SYS, not including SYS’s Stock Option and Stock Purchase Plans, (iii) 1,714,159 shares of SYS Common Stock are reserved for issuance under SYS’s Stock Option and Stock Purchase Plans, (iv) no shares of SYS Preferred Stock are issued and outstanding, and (v) no shares of SYS Preference Stock are issued and outstanding. The SYS Common Stock, the SYS Preferred Stock, and the SYS Preference Stock are referred to herein collectively as the “SYS Capital Stock.” Each outstanding share of SYS Capital Stock is duly authorized and validly issued, fully paid and nonassessable and has not been issued in violation of any preemptive or similar rights. The issuance and sale of all of the shares of SYS Capital Stock described in this Section 3.6.1 have been in compliance in all material respects with applicable federal and state securities laws.

3.7  Brokerage and Finders’ Fees. Neither SYS nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of SYS or any of its affiliates, any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement other than USBX Advisory Services, LLC.

3.8  Board Recommendation; Required Vote. The board of directors of SYS, at a meeting duly called and held, has by majority vote of those directors present and constituting a quorum of the directors then in office determined that this Agreement and the transactions contemplated hereby, are fair to and in the best interests of SYS and the SYS Stockholders. No vote of any holder of SYS Capital Stock is required under the SYS Articles, SYS Bylaws or Applicable Law with respect to this Agreement or the transactions contemplated hereby.

3.9  SYS SEC Documents. SYS has filed with the U.S. Securities and Exchange Commission (the “Commission”) all forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it since July 1, 2003 under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such documents, as supplemented and amended since the time of filing, collectively, the “SYS SEC Documents”). No subsidiary of SYS is required to file any form, report, registration statement, prospectus or other document with the Commission. To the Knowledge of SYS, the SYS SEC Documents, including, without limitation, any financial statements or schedules included in the SYS SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any SYS SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing): (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of SYS (including the related notes) included in the SYS SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any SYS SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB or Form 10-Q of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in amount) in all material respects the consolidated financial position of SYS and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since July 1, 2003, SYS has maintained its books of account in accordance in all material respects with Applicable Law and all books and records are complete and correct in all material respects, fairly and accurately reflect the income, expenses, assets and liabilities of SYS and its subsidiaries in all material respects, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the financial statements of SYS included in the SYS SEC Documents.

3.10  Books and Records. Since July 1, 2003, SYS and its subsidiaries have, in all material respects, maintained their minute books, stock books, stock ledgers, quota registers and other local equivalents in accordance in all material respects with Applicable Law. The minute books of SYS and its subsidiaries contain accurate and complete records of all proceedings, consents and meetings held of, and corporate action taken by, their stockholders, the boards of directors, and committees of the boards of directors, and other governing bodies, as applicable, and no meeting of any such stockholders, board of directors, committee or other governing body has been held for which minutes have not been prepared and are not contained in such minute books. The books of account of SYS and its subsidiaries are complete and correct in all material respects, have been maintained in accordance with Applicable Law, fairly and accurately reflect the income, expenses, assets and liabilities of SYS and its subsidiaries, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the SYS financial statements set forth in the SYS SEC Documents. The signatures appearing on all documents contained in such books of account are the true signatures of the persons purporting to have signed the same.

3.11  No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the audited balance sheet of SYS as of June 30, 2005, or (b) as incurred after the date thereof in the ordinary course of business consistent with past practice, SYS and its subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent, choate, inchoate or otherwise and whether due or to become due, that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on SYS and its subsidiaries taken as a whole.

3.12  No Material Adverse Change. Since June 30, 2005, there has been no material adverse change in the assets, liabilities, results of operations, business prospects, or financial condition of SYS or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on SYS and its subsidiaries taken as a whole.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

In order to induce SYS to enter into this Agreement, the Stockholder represents and warrants to SYS that the statements contained in this Article IV are true, correct, and complete, in each case except as otherwise expressly set forth in this Article IV or in the disclosure schedule previously delivered by the Stockholder to SYS and incorporated herein by reference (the “RBIS, Ltd. Disclosure Schedule”), as of the date hereof and as of the Closing Date unless another date is expressly stated below or in the RBIS, Ltd. Disclosure Schedule.

4.1  Organization and Standing. RBIS, Ltd. is an S-corporation duly organized and validly existing under the laws of the State of Maryland with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. RBIS, Ltd. is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses, or operates requires it to so qualify, be licensed or be in good standing except where the failure to be so qualified, licensed or in good standing in such jurisdiction would not have a Material Adverse Effect on RBIS, Ltd. or its business or properties taken as a whole, and except as disclosed in Section 4.1 of the RBIS, Ltd. Disclosure Schedule. RBIS, Ltd. is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation (the “RBIS, Ltd. Articles”) or its Bylaws (the “RBIS, Ltd. Bylaws”), as in effect on the date hereof. RBIS, Ltd. has previously furnished to SYS complete and correct copies of the RBIS, Ltd. Articles and the RBIS, Ltd. Bylaws, each as in effect on the date hereof. Listed in Section 4.1 in the RBIS, Ltd. Disclosure Schedule is each jurisdiction in which RBIS, Ltd. is qualified or licensed to do business and whether RBIS, Ltd. is in good standing in each applicable jurisdiction as of the date of the Closing Date.

4.2  Subsidiaries. RBIS, Ltd. does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. RBIS, Ltd. is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

4.3  Power and Authority. This Agreement has been duly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against him in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.4  Capitalization of RBIS, Ltd.. The authorized capital stock of RBIS, Ltd. consists of 50,000 common shares (the “RBIS, Ltd. Common Stock”). At the date of this Agreement, (i) ten (10) shares of RBIS, Ltd. Common Stock are issued and outstanding, and (ii) no shares of RBIS, Ltd. Common Stock are reserved for issuance upon the exercise or conversion of options, warrants or convertible securities. The RBIS, Ltd. Common Stock is also referred to herein the “RBIS, Ltd. Capital Stock.” Each outstanding share of RBIS, Ltd. Capital Stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights.

4.4.1  As of the date hereof, other than as set forth in clause 4.4(ii) above, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by RBIS, Ltd. of any securities of RBIS, Ltd., nor are there outstanding any securities which are convertible into or exchangeable for any shares of RBIS, Ltd. Capital Stock, and RBIS, Ltd. has no obligation of any kind to issue any additional securities or to pay for or repurchase any securities of RBIS, Ltd. or any predecessor. Set forth in Section 4.4.1 of the RBIS, Ltd. Disclosure Schedule is an accurate and complete list of the names of all holders of RBIS, Ltd. Capital Stock, and the number and class of shares held by each such RBIS, Ltd. stockholder. Set forth in Section 4.4.1 of the RBIS, Ltd. Disclosure Schedule is an accurate and complete list of the names of all holders of options, warrants or convertible instruments to purchase RBIS, Ltd. Capital Stock, the number of shares issuable to each such holder upon exercise of such option or warrant, and the exercise price and vesting schedule with respect thereto.

4.4.2  RBIS, Ltd. has not agreed to register any securities of RBIS, Ltd. under the Securities Act or under any applicable securities law or granted registration rights to any person or entity.

4.5  Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by the Stockholder, nor the consummation of the transactions contemplated hereby will:

4.5.1  conflict with, or result in a breach of any provision of, the RBIS, Ltd. Articles or the RBIS, Ltd. Bylaws;

4.5.2  violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of RBIS, Ltd. under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which any Stockholder or RBIS, Ltd. is a party, including without limitation, any Contract;

4.5.3  violate any (i) order, writ, injunction, decree, ruling, assessment, arbitration, or award of any Governmental Authority or arbitrator or (ii) to the Knowledge of the Stockholder, any Applicable Laws relating to the Stockholder or to RBIS, Ltd. or any of its properties or assets; or

4.5.4  require any action or consent or approval of, or review by, or registration or filing by the Stockholder or RBIS, Ltd. or any of its affiliates with, any third party or any Governmental Authority, other than registrations or other actions required under federal and state securities laws as are contemplated by this Agreement.

4.6  Brokerage and Finders’ Fees. Neither RBIS, Ltd. nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of RBIS, Ltd. or the Stockholder, any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement, other than the fee which is the subject of the General Release of Claims described in Section 6.1.3.

4.7  Books and Records; Financial Statements.

4.7.1  From its date of incorporation, the minute books, stock books, stock ledgers, bank accounts, and powers of attorney of RBIS, Ltd. (the “Books of Account”) have been maintained, in all respects, in accordance with Applicable Law. The signatures of RBIS, Ltd. personnel appearing on all documents contained in such Books of Account are the true signatures of the persons purporting to have signed the same, and complete and correct copies of such Books of Account have been provided to SYS. RBIS, Ltd. maintains a process designed to provide reasonable assurance regarding the preparation of financial statements in accordance with generally accepted accounting principles. This process includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of RBIS, Ltd., (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of RBIS, Ltd. are being made only in accordance with authorizations of management and the Board of Directors, (iii) provide reasonable assurance regarding the prevention or timely detection of the unauthorized acquisition, use, or disposition of the assets of RBIS, Ltd. that could have a material effect on its financial statements, and (iv) provide reasonable assurance that the accounting records of RBIS, Ltd. are maintained in accordance with the standards and requirements of the Defense Contract Audit Agency.

4.7.2  Attached to Section 4.7.2 of the RBIS, Ltd. Disclosure Schedule are complete and correct copies of (i) the audited balance sheet of RBIS, Ltd. as of December 31, 2005, and the related statements of income and sources and uses of cash for the 12-month period then ended and (ii) the unaudited balance sheet of RBIS, Ltd. as of March 31, 2006, and the related statements of income and sources and uses of cash for the three-month period then ended (collectively, the “RBIS, Ltd. Financial Statements”). Except as provided in Section 4.7.2 of the RBIS, Ltd. Disclosure Schedule, the RBIS, Ltd. Financial Statements (including the related notes) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved and fairly present the financial position of RBIS, Ltd. as at the date thereof and the results of its operations and cash flows for the period then ended.

4.8  Compliance with Law. Except with respect to Applicable Laws discussed elsewhere in this Article IV, RBIS, Ltd. is in compliance, in all respects, and at all times since its incorporation has been in compliance, in all respects, with all Applicable Laws relating to RBIS, Ltd. or its businesses or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not have a Material Adverse Effect on RBIS, Ltd., or where such noncompliance has been cured and is reasonably expected to have no Material Adverse Effect on the future business or operations of RBIS, Ltd. RBIS, Ltd. has received no notice of any pending investigation or review by any Governmental Authority with respect to RBIS, Ltd., and no such investigation or review is overtly threatened, nor has any Governmental Authority indicated to RBIS, Ltd. an intention to conduct the same.

4.9  Actions. Section 4.9 in the RBIS, Ltd. Disclosure Schedule sets forth each instance in which RBIS, Ltd. has filed, or received written notice of, an Action pending and each instance in which any Action has been overtly threatened against or by RBIS, Ltd. Since its incorporation, RBIS, Ltd. has not been subject to any order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services.

4.10  No Material Adverse Change. Since January 1, 2005, there has been no material adverse change in the assets, liabilities, results of operations, business prospects, or financial condition of RBIS, Ltd. or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on RBIS, Ltd.

4.11  Taxes.

4.11.1  With regard to federal and state taxes:

(i)  RBIS, Ltd. has filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by RBIS, Ltd. prior to the date hereof;

(ii)  All such Tax Returns referred to in clause 4.11.1(i) above were true and correct (except for such inaccuracies which are individually, and in the aggregate, not material) and RBIS, Ltd. and/or the Shareholder paid or, prior to the Closing Date, will pay within the time and manner prescribed by Applicable Law, all Taxes, interest and penalties required to be paid in respect of the periods covered by such Tax Returns (whether or not shown any Tax Return) due to any federal, state, foreign, local or other Tax authority;

(iii)  RBIS, Ltd. has no liability for Taxes that is in excess of the amount reserved on the RBIS, Ltd. Financial Statements;

(iv)  RBIS, Ltd. has not requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed;

(v)  RBIS, Ltd. has not received written notice of any currently due and payable deficiency for any Tax from any Tax authority;

(vi)  RBIS, Ltd. has not received written notice that it is the subject of any currently ongoing Tax audit;

(vii)  As of the date of this Agreement, RBIS, Ltd. has not received written notice from any Tax authority of any pending requests for waivers of the time to assess any Tax, other than those made in the ordinary course and for which payment has been made;

(viii)  RBIS, Ltd. has not expressly waived any statute of limitations in respect of Taxes or expressly agreed to any extension of time with respect to a Tax assessment or deficiency;

(ix)  There are no recorded Encumbrances with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of RBIS, Ltd. (other than liens for Taxes not yet due and/or delinquent);

(x)  No written claim has ever been received by RBIS, Ltd. from a Governmental Authority in a jurisdiction where RBIS, Ltd. does not file Tax Returns that RBIS, Ltd. is or may be subject to taxation by that jurisdiction; and

(xi)  RBIS, Ltd. (and any predecessor of RBIS, Ltd.) has been a validly electing S-corporation within the meaning of Internal Revenue Code Sections 1361 and 1362 at all times during its existence, and RBIS, Ltd. will be an S corporation up to and including the Closing Date.

(xii)  RBIS, Ltd. has properly classified each person providing services to it as either an employee or an independent contractor and has withheld all amounts required to be withheld by it.

4.11.2  RBIS, Ltd. is not obligated by any Contract, agreement or other arrangement to indemnify any other person with respect to Taxes. RBIS, Ltd. is not now or has ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding RBIS, Ltd. that (i) requires RBIS, Ltd. to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of RBIS, Ltd., or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to RBIS, Ltd., from any other person.

4.11.3  Except as set forth in Section 4.11.3 of the RBIS, Ltd. Disclosure Schedule, RBIS, Ltd. has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.11.4  RBIS, Ltd. has not agreed to make, or has received any written notice from the Internal Revenue Service proposing that RBIS, Ltd. make, any adjustments pursuant to Sections 263A or 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by RBIS, Ltd., and RBIS, Ltd. has no application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or operations of RBIS, Ltd.

4.11.5  RBIS, Ltd. has not requested any private letter ruling of the Internal Revenue Service or comparable ruling of other Governmental Authorities.

4.11.6  The Tax Returns of RBIS, Ltd. for the years ended 2003 and 2004, complete and correct copies of which are attached to Section 4.11.6 of the RBIS, Ltd. Disclosure Schedule, list all deductions giving rise to any current-year Tax loss set forth on the applicable Tax Returns and the amount of each such Tax loss in each jurisdiction.

4.11.7  RBIS, Ltd. has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, within the meaning of Section 1504 of the Code (or any similar provision of state or local law), except where RBIS, Ltd. was the common parent corporation of such affiliated group.

4.11.8  RBIS, Ltd. has no liability for the Taxes of any person other than RBIS, Ltd. under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

4.11.9  All elections with respect to the Tax Returns are reflected in the Tax Returns.

4.11.10  RBIS, Ltd. is not and has not been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

4.11.11  RBIS, Ltd. is not and has not been a party to any joint venture, partnership, or other agreement that would be treated as a partnership for U.S. federal income tax purposes.

4.11.12  RBIS, Ltd. has not participated in an international boycott as defined in Section 999 of the Code (or any similar provision of state, local or foreign law).

4.11.13  RBIS, Ltd. is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Internal Revenue Code Section 280G (or any corresponding provision of state, local or foreign law).

4.11.14  RBIS, Ltd. is not a party to or bound by any tax allocation or sharing agreement.

4.11.15  RBIS, Ltd. will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)  “Closing Agreement” as described in Internal Revenue Code Section 7121 (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date;

(ii)  Intercompany transactions or any excess loss account described in Treasury Regulations under Internal Revenue Code Section 1502 (or any corresponding or similar provision of state, local or foreign law);

(iii)  Installment sale or open transaction disposition made on or prior to the Closing Date; or

(iv)  Prepaid amount received on or prior to the Closing Date.

4.11.16  RBIS, Ltd. has not distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Internal Revenue Code Section 355.

4.11.17  As used in this Agreement, “Tax Returns” means all federal, state, local and foreign Tax returns, declarations, schedules, information returns, reports and forms, and any amendments to any of the foregoing relating to Taxes, required to be filed with any Governmental Authority responsible for the imposition or collection of Taxes.

4.11.18  As used in this Agreement, “Tax” or “Taxes” means (i) any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, premium, sales and use, ad valorem, transfer, gains, profit, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, customs duties, severance or withholding taxes, other taxes or similar charges of any kind imposed by a Governmental Authority and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

4.11.19  The following provisions shall govern the allocation of responsibility as between RBIS, Ltd. and Buyer for certain tax matters following the Closing Date:

(i)  The Shareholder shall indemnify RBIS, Ltd. and Buyer and hold them harmless from and against (a) all Taxes (or the nonpayment thereof) of RBIS, Ltd. for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-closing Tax Period”), (b) any and all Taxes of any member of any affiliated, consolidated, combined, or unitary group of which RBIS, Ltd. (or any predecessor) is or was a member on or prior to the Closing Date, and (c) any and all Taxes of any person (other than RBIS, Ltd.) imposed on RBIS, Ltd. as a transferee or successor, by contract or pursuant to any law, ruling or regulation which Taxes relate to any event or transaction occurring before the Closing; provided, however, that in the case of the amounts referenced in this paragraph, the Shareholder shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the most recent balance sheet (rather than any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with past custom and practice of RBIS, Ltd. in filing its tax returns.

(ii)  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the Pre-closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which RBIS, Ltd. holds, a beneficial interest shall be deemed to terminate at such time).

(iii)  Any Tax refunds that are received by RBIS, Ltd. and any amounts credited against Taxes to which RBIS, Ltd. become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Shareholder, and RBIS, Ltd. shall pay over to the Shareholder any such refund or the amount of any such credit within fifteen (15) days after receipt of entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Taxes by a taxing authority to RBIS, Ltd. of any amount accrued on the closing balance sheet, RBIS, Ltd. shall pay such amount to the Shareholder within fifteen (15) days after receipt or entitlement thereto.

(iv)  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for RBIS, Ltd. for the period beginning January 1, 2006 and ending on the Closing Date that are filed after the Closing Date. Buyer shall permit the Shareholder to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholder. To the extent permitted by applicable law, the Stockholder shall include any gain, loss, deduction or other tax items for such periods on his Tax Returns in a manner consistent with the Schedule K-1s furnished by RBIS, Ltd. to the Shareholder for such period. Any such tax return shall be prepared by an accounting firm selected by Stockholder and acceptable to Buyer.

(v)  Buyer, RBIS, Ltd., and the Shareholder shall cooperate fully, as and to the extent reasonably required by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenience basis to provide additional information and explanation of any material provided hereunder. RBIS, Ltd., the Shareholder, and Buyer agree (A) to retain all books and records with respect to Tax matters pertinent to RBIS, Ltd. relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or the Shareholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, RBIS, Ltd. or the Shareholder, as the case may be, shall allow the other party to take possession of such books and records.

(vi)  Buyer and the Shareholder further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(vii)  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Shareholder when due, and the Shareholder shall, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer shall, join in the execution of any such Tax Returns and other documentation.

4.12  Intellectual Property.

4.12.1  Set forth in Section 4.12.1 of the RBIS, Ltd. Disclosure Schedule is an accurate and complete list of (i) all foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, trade names, internet domain names (and any registrations or applications for registration for any of the foregoing trademarks, service marks, trade names and internet domain names) and all copyright applications and registrations and all other material Intellectual Property rights owned by RBIS, Ltd., (ii) all agreements with respect to which RBIS, Ltd. received gross revenue of at least $5,000 during the 26-month period from January 1, 2004 to February 28, 2006, which concern any of its Intellectual Property, and (iii) all material non-customer agreements to which RBIS, Ltd. is a party which concern any of its Intellectual Property.

4.12.2  With regard to Intellectual Property:

(i)  RBIS, Ltd. owns the Intellectual Property free and clear of any Encumbrances, or has sufficient rights to use the Intellectual Property as it is currently used by RBIS, Ltd. and as it is proposed to be used by RBIS, Ltd.;

(ii)  No written claim of invalidity or ownership with respect to the Intellectual Property has been received by RBIS, Ltd. from any third party, and no Intellectual Property is the subject of any pending or overtly threatened Action;

(iii)  No person or entity has asserted that, with respect to any Intellectual Property, RBIS, Ltd. or any licensee of RBIS, Ltd. is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how;

(iv)  All fees, annuities, royalties, honoraria and other payments which are due from RBIS, Ltd. on or before the date of this Agreement for any of the Intellectual Property have been paid;

(v)  Except as limited by the terms of any license relating thereto, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, disposal, modification, display, transmission or publishing of any process, machine, manufacture, composition of matter, or material related to any part of the Intellectual Property, does not and will not infringe in any material respect any domestic or foreign patent, trademark, service mark, trade name, copyright, moral right or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party;

(vi)  No unexpired foreign or domestic patents or patent applications exist which, if enforced, would have a Material Adverse Effect on the business of RBIS, Ltd.;

(vii)  To the Knowledge of the Stockholder, there exists no (A) prior act of RBIS, Ltd. or any third party that would void or invalidate any of the Intellectual Property or (B) conduct or use by RBIS, Ltd. or any third party that would void or invalidate any of the Intellectual Property; and

(viii)  The execution, delivery and performance of this Agreement by RBIS, Ltd. and the Stockholder, and the consummation of the transactions contemplated hereby, will not materially breach, violate or conflict with any instrument or agreement relating to the Intellectual Property to which RBIS, Ltd. is a party, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property or in any way impair the right of RBIS, Ltd., to make, use, sell, license or dispose of, distribute, modify, display or transmit or to bring any action for the infringement of, any Intellectual Property.

4.12.3  RBIS, Ltd. has taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of (i) all trade secrets and (ii) to the extent required by Applicable Law, patent applications and their related inventions prior to the issuance of a patent registration contained in the Intellectual Property.

4.12.4  As used in this Agreement, “Intellectual Property” means all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, logos, know-how, internet domain names, copyrights, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, marketing and customer information, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof, in each case that is owned by, or licensed to RBIS, Ltd. (other than third-party “click wrap” or “shrink wrap” software licenses, as to which RBIS, Ltd. makes no representations or warranties) on the date hereof.

4.13  Title to Assets and Properties. RBIS, Ltd. has good, valid, and marketable title to, or a valid leasehold interest in, and unrestricted possession (other than under the terms of relevant leases) of, the assets and properties used by RBIS, Ltd., located on its premises or shown on the RBIS, Ltd. Financial Statements, free and clear of all Encumbrances, except for assets and properties disposed of in the ordinary course of business since January 1, 2005. Such assets and properties are sufficient to carry on the business of RBIS, Ltd. as it is currently being conducted and as it is proposed to be conducted.

4.14  Employee Benefit Plans.

4.14.1  With respect to each RBIS, Ltd. Plan, RBIS, Ltd. has made available to SYS a correct and substantially complete copy of the following (where applicable): (i) each writing constituting a part of such RBIS, Ltd. Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recently filed Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

4.14.2  The Internal Revenue Service has issued a favorable determination letter with respect to each RBIS, Ltd. Plan that is intended to be a Qualified Plan and, to the Knowledge of the Stockholder, there are no existing circumstances or any events that have occurred that could adversely affect the qualified status of any RBIS, Ltd. Plan that is a Qualified Plan or the related trust.

4.14.3  All contributions required to be made by RBIS, Ltd. to any RBIS, Ltd. Plan by Applicable Laws or by any RBIS, Ltd. Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any RBIS, Ltd. Plan, for any period through the date hereof, have been made or paid in full.

4.14.4  To the Knowledge of the Stockholder, each RBIS, Ltd. Plan has been maintained and administered in compliance with its terms and Applicable Law, including ERISA and the Code. To the Knowledge of the Stockholder, there is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a RBIS, Ltd. Plan or the imposition of any Encumbrance on the assets of RBIS, Ltd. under ERISA or the Code with respect to a RBIS, Ltd. Plan.

4.14.5  RBIS, Ltd. has not, at any time within six years before the date hereof, maintained, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or any plan covered by Section 412 of the Code or Title IV of ERISA.

4.14.6  To the Knowledge of the Stockholder, there does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of RBIS, Ltd. following the Closing. Without limiting the generality of the foregoing, RBIS, Ltd. has not engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

4.14.7  Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (or other Applicable Law pertaining to COBRA or Cal-COBRA), RBIS, Ltd. has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof and there has been no communication to employees of RBIS, Ltd. that promises or guarantees such employees retiree health or life insurance benefits or other retiree death benefits.

4.14.8  Except as disclosed in Section 4.14.8 of the RBIS, Ltd. Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of RBIS, Ltd. (other than the acceleration of vesting of stock options which will, however, terminate upon the Closing). Without limiting the generality of the foregoing, no amount paid or payable by RBIS, Ltd. in connection with the transactions contemplated hereby, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an “excess parachute payment” within the meaning of Section 280G of the Code.

4.14.9  RBIS, Ltd. has not received written notice of any pending, and there are no overtly threatened, claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the RBIS, Ltd. Plans, any fiduciaries thereof with respect to their duties to the RBIS, Ltd. Plans, or the assets of any of the trusts under any of the RBIS, Ltd. Plans that would reasonably be expected to result in any material liability of RBIS, Ltd. to the Pension Benefit Guaranty Corporation, the US Department of Treasury, the US Department of Labor or any Multiemployer Plan.

4.14.10  Section 4.14.10 of the RBIS, Ltd. Disclosure Schedule sets forth the names of all directors and officers of RBIS, Ltd., the names of each employee of RBIS, Ltd., and the total current salary, bonus eligibility, and fringe benefits and perquisites in the aggregate that all such directors, officers and employees are expected to receive in the fiscal year ending December 31, 2006, based on current compensation arrangements. Section 4.14.10 of the RBIS, Ltd. Disclosure Schedule also sets forth the liability of RBIS, Ltd. for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. There are no other forms of compensation paid to any such director, officer or employee of RBIS, Ltd. No officer, director, or employee of RBIS, Ltd., or any immediate family member of any of the foregoing, provides or causes to be provided to RBIS, Ltd. any assets, services or facilities and RBIS, Ltd. does not provide or cause to be provided to any such officer, director, or employee, or any immediate family member of any of the foregoing, any assets, services or facilities.

4.14.11  As used in this Agreement, the following terms have the meanings given below:

(i)  “Benefit Obligation” means RBIS, Ltd.’s aggregate financial liability to provide all current, projected and contingent benefits to an employee, or such employee’s beneficiaries or dependents, as the case may be, under the terms of any of the RBIS, Ltd. Plans, regardless of whether an amount less than such aggregate financial liability is reflected on RBIS, Ltd.’s financial statements under applicable accounting rules.

(ii)  “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code or the group health plan requirements of Section 701 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the RBIS, Ltd. Plans.

(iii)  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iv)  “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. As of the date hereof, RBIS, Ltd. has no ERISA Affiliates.

(v)  “RBIS, Ltd. Employee” means a person who is, as of the Closing Date, an active or inactive employee of RBIS, Ltd.

(vi)  “RBIS, Ltd. Plans” means all employee benefit plans, programs and other arrangements providing benefits to any current or former employee, officer, director or consultant (or any beneficiary or dependent thereof) in respect of services provided to RBIS, Ltd., and whether covering one person or more than one person, sponsored or maintained by RBIS, Ltd. or to which RBIS, Ltd. contributes (or is obligated to contribute) or has any liability. Without limiting the generality of the foregoing, the term “RBIS, Ltd. Plans” includes each “employee pension benefit plan” as defined in Section 3(2) of ERISA, each “employee welfare benefit plan” as defined in Section 3(1) of ERISA, and each agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination, indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits covering any employee, former employee, or the beneficiaries and dependents of any employee or former employee, regardless of whether it is mandated under local law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory.

(vii)  “Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. As of the date hereof, RBIS, Ltd. has no Multiemployer Plans.

(viii)  “Multiple Employer Plan” means a plan that has two or more contributing sponsors at least two of whom are not under “common control” within the meaning of Section 4063 of ERISA. As of the date hereof, RBIS, Ltd. has no Multiple Employer Plans.

(ix)  “Qualified Plan” means a “qualified plan” within the meaning of Section 401(a) of the Code.

4.15  Contracts.

4.15.1  Section 4.15.1 of the RBIS, Ltd. Disclosure Schedule lists each, and RBIS, Ltd. has provided SYS with correct and complete copies of each, Contract (“Contract” means all written or oral contracts, agreements, guarantees, licenses and executory commitments, other than RBIS, Ltd. Plans and real property leases) to which RBIS, Ltd. is a party as of the date hereof and which falls within any one or more of the following categories:

(i)  Contracts not entered into in the ordinary course of RBIS, Ltd.’s business and that involve expenditures or receipts by RBIS, Ltd. of $5,000 per month;

(ii)  joint venture, partnership, strategic alliances and other Contracts (however named) involving a sharing of profits, losses, costs or liabilities;

(iii)  leases for equipment or other personal property assets;

(iv)  Contracts with respect to which RBIS, Ltd. received gross revenue of at least $5,000 from the date of its incorporation through December 31, 2005;

(v)  Contracts containing covenants purporting to limit the freedom of RBIS, Ltd. to compete in any line of business or in any geographic area or to hire any individual or group of individuals (including without limitation any software license agreements that authorize or permit RBIS, Ltd. to use the applicable software only in particular business lines, languages or geographic areas);

(vi)  Contracts providing for the settlement of disputed claims (including disputed dollar amounts) with third parties;

(vii)  powers of attorney that are currently outstanding;

(viii)  Contracts entered into other than in the ordinary course of business that contain or provide for an express undertaking to be responsible for consequential damages;

(ix)  Contracts which contain minimum purchase conditions in excess of $10,000 or requirements or other terms that restrict or limit the purchasing relationships of RBIS, Ltd.;

(x)  Contracts relating to any outstanding commitment for capital expenditures in excess of $25,000;

(xi)  Contracts with any labor organization, union, employee representative or group of employees;

(xii)  indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money, letters of credit or other agreements, instruments or commitments for the borrowing or the lending of money;

(xiii)  Contracts providing for the creation of any Encumbrance upon any of the assets of RBIS, Ltd.;

(xiv)  Contracts involving annual revenues to the business of RBIS, Ltd. in excess of 2.5% of RBIS, Ltd.’s annual revenues during either of its past two fiscal years;

(xv)  Contracts providing for “earn-outs,” “savings guarantees,” “performance guarantees,” or other contingent payments involving more than $10,000 per year or $50,000 over the term of the Contract;

(xvi)  Contracts with or for the benefit of (A) any corporate affiliate of RBIS, Ltd. or (B) any immediate family member of any shareholder, director or officer of RBIS, Ltd.;

(xvii)  Contracts involving payments by RBIS, Ltd. of more than $5,000 in any one month during the past 6 months;

(xviii)  any Contracts that purport to limit the ability of the directors, officers, agents or employees of RBIS, Ltd. to engage in or continue any conduct, activity or practice relating to the business of RBIS, Ltd., or assign to RBIS, Ltd. any rights to any invention, improvement or discovery;

(xix)  any cost-sharing, tax-sharing or transfer pricing agreements between RBIS, Ltd. and any related or unrelated party;

(xx)  each amendment, supplement and modification with respect to any of the foregoing; and

(xxi)  any proposal to enter into any of the foregoing.

4.15.2  All such Contracts are valid, binding and enforceable obligations of RBIS, Ltd. and each other party thereto.

4.15.3  Except as provided in Section 4.15.3 of the RBIS, Ltd. Disclosure Schedule, neither RBIS, Ltd. nor any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract. RBIS, Ltd. has not received a notice or other communication claiming a breach on its part of any Contract or a right of offset against amounts due it under any Contract or a right of termination of any Contract. RBIS, Ltd. is not currently performing services under any Contract which is “at risk.” To the Knowledge of the Stockholder, no employee of RBIS, Ltd. has attempted to direct any Contract to any third party.

4.15.4  As of the date hereof, RBIS, Ltd. is not engaged in any renegotiation of, and neither RBIS, Ltd. nor, to the Knowledge of the Stockholder, any third party thereto has any outstanding rights to renegotiate, any material amounts to be paid or payable under such Contracts.

4.16  Labor Matters.

4.16.1  RBIS, Ltd. is not a party to any collective bargaining agreement or labor union contract and is not required to consult or negotiate with any local works council, union, labor board or any Governmental Authority concerning the transactions contemplated by the Agreement.

4.16.2  Set forth in Section 4.16.2 of the RBIS, Ltd. Disclosure Schedule is a list of each agreement to which RBIS, Ltd. is a party pursuant to which any individual employed by RBIS, Ltd. or otherwise performing services primarily for RBIS, Ltd. receives compensation in excess of $20,000 per annum, and RBIS, Ltd. has furnished or made available to SYS complete and correct copies of any such agreements in writing. RBIS, Ltd. has not breached or otherwise failed to comply with any provisions of any agreement set forth therein and there are no asserted complaints or grievances outstanding thereunder. There is no labor strike, dispute or stoppage pending or overtly threatened against RBIS, Ltd. No campaign or other attempt for recognition is pending by any labor organization or employee with respect to employees of RBIS, Ltd.

4.16.3  RBIS, Ltd. is in compliance with Applicable Laws and its own policies respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, equal pay, civil rights, labor relations, immigration, occupational health and safety, and payroll and wage taxes.

4.16.4  As of the date of this Agreement and except as required by Applicable Law, (i) RBIS, Ltd. is not a party to any outstanding employment agreements or contracts with officers, managers and directors (or foreign equivalents) or RBIS, Ltd. Employees that are not terminable at will, or that provide for the payment of any bonus or commission; and (ii) RBIS, Ltd. is not a party to any agreement, policy or practice that will require it to pay termination or severance pay to salaried, non-exempt or hourly RBIS, Ltd. Employees after the Closing.

4.16.5  Except as disclosed in Section 4.16.5 of the RBIS, Ltd. Disclosure Schedule, to the Knowledge of the Stockholder, no employee of RBIS, Ltd. currently intends to terminate his employment with RBIS, Ltd.

4.17  Undisclosed Liabilities. RBIS, Ltd. has no liabilities or obligations of any nature, whether absolute, accrued, contingent, choate, inchoate or otherwise and whether due or to become due, other than (a) liabilities disclosed to SYS in the RBIS, Ltd. Financial Statements, including footnotes thereto, and (b) liabilities contemplated by this Agreement and/or set forth in the RBIS, Ltd. Disclosure Schedule.

4.18  Operation of RBIS, Ltd.’s Business; Relationships.

4.18.1  Since the date of its incorporation, RBIS, Ltd. has not, except in the ordinary course of business consistent with past practice, engaged in any transaction which, if done after execution of this Agreement, would violate in any material respects Section 5.3.1.

4.18.2  Since January 1, 2005, no customer of RBIS, Ltd. has expressly indicated to RBIS, Ltd. that such customer will stop or decrease purchasing materials, products or services from RBIS, Ltd. and no supplier of RBIS, Ltd. has expressly indicated to RBIS, Ltd. that such supplier will stop or decrease the supply of materials, products or services to RBIS, Ltd.

4.19  Permits. RBIS, Ltd. is in possession of all licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders legally required in each jurisdiction to own, lease and operate its properties and to carry on its business as currently conducted, including under any applicable Environmental Laws (collectively, the “Permits”) except where the failure to have a Permit would not have a material Adverse Effect on RBIS, Ltd. as a whole. RBIS, Ltd. has not received notice of any Action pending, and no Action is overtly threatened, regarding any of the Permits which, if successful, would reasonably be expected to have a Material Adverse Effect on RBIS, Ltd. RBIS, Ltd. is not in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RBIS, Ltd.

4.20  Real Property.

4.20.1  RBIS, Ltd. does not own any real property.

4.20.2  Section 4.20.2 in the RBIS, Ltd. Disclosure Schedule lists each lease for real property to which RBIS, Ltd. is a party (each a “Lease”). Except as provided in Section 4.20.2 of the RBIS, Ltd. Disclosure Schedule, RBIS, Ltd. does not sublease any real property. RBIS, Ltd. has delivered to SYS a substantially correct and complete copy of each Lease. With respect to each Lease:

(i)  the Lease is legal, valid, binding, enforceable, and in full force and effect with respect to RBIS, Ltd., and, to the Knowledge of Stockholder, with respect to the other party thereto, the Lease is legal, binding, enforceable, and in full force and effect;

(ii)  no party to the Lease is in breach or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iii)  RBIS, Ltd. has not, and to the Knowledge of the Stockholder no other party thereto has, repudiated any provision thereof;

(iv)  RBIS, Ltd. has not received written notice of any disputes with respect thereto, and RBIS, Ltd. is not party to any oral agreements or forbearance programs in effect as to the Lease;

(v)  RBIS, Ltd. has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; and

(vi)  to the Knowledge of the Stockholder, the facility leased under the Lease has received all approvals of Governmental Authorities (including Permits) required to be received by RBIS, Ltd. in connection with the operation thereof and have been operated and maintained by RBIS, Ltd. in accordance with Applicable Laws.

4.21  Environmental Matters. With regard to environmental matters:

4.21.1  The properties, operations and activities of RBIS, Ltd. are in compliance in all material respects with all applicable Environmental Laws and all past noncompliance of RBIS, Ltd. with any applicable Environmental Laws has been resolved without any pending, ongoing or future obligation, cost or liability;

4.21.2  RBIS, Ltd. has not received notice of any pending Action by or before any court or Governmental Authority under any Environmental Law, and to the Knowledge of the Stockholder no such Action is pending or threatened and there is no basis for any present or future Action against it that may reasonably be likely to lead to any liability;

4.21.3  There has been no release, discharge or emission of any Hazardous Material into the environment in material violation of applicable Environmental Laws by RBIS, Ltd. in connection with its currently leased or formerly leased properties or operations that would be reasonably likely to have a Material Adverse Effect on RBIS, Ltd.; and

4.21.4  There has been no material exposure in violation of applicable Environmental Laws of any person or property to any Hazardous Material in connection with the properties, operations and activities of RBIS, Ltd. that would be reasonably likely to have a Material Adverse Effect on RBIS, Ltd.

4.21.5  For purposes of this Agreement, the term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

4.21.6  For purposes of this Agreement, the term “Hazardous Materials” means chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes as those terms are defined or identified in any Environmental Law or regulated by any Permit required by applicable Environmental Law, including but not limited to petroleum products or by-products, asbestos, and polychlorinated materials.

4.22  Accounts Receivable. Except as disclosed in Section 4.22 of the RBIS, Ltd. Disclosure Schedule, the accounts and notes receivable reflected in the RBIS, Ltd. Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to valid set-off or counterclaim, and (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof.

4.23  Insurance. Section 4.23 of the RBIS, Ltd. Disclosure Schedule lists all insurance policies pursuant to which RBIS, Ltd. is presently insured and during each of the past three calendar years has been insured (each, an “Insurance Policy” and, collectively, the “Insurance Policies”). Except as disclosed in Section 4.23 of the RBIS, Ltd. Disclosure Schedule, each Insurance Policy is, in all material respects, in full force and effect in accordance with its terms and all premiums reflected on invoices received by RBIS, Ltd. to date have been paid in full. No written notice of cancellation with respect to any Insurance Policy has been received by RBIS, Ltd. and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. RBIS, Ltd. is a “named insured” or an “insured” under each Insurance Policy. RBIS, Ltd. has not been refused any insurance, nor has the coverage of RBIS, Ltd. been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. The Insurance Policies insure substantially all of the assets of RBIS and are of the type and in the amounts that would reasonably be expected to be maintained in the ordinary course of business for similarly situated companies in the same or a similar industry. Set forth in Section 4.23 in the RBIS, Ltd. Disclosure Schedule is (a) with respect to each Policy under which the annual premium amount is fixed, the current amount of such premium, and (b) with respect to each Policy under which the periodic or annual premium amount is variable, the amount of the most recent periodic payment made and the calculation formula with respect to such premium.

4.24  Product or Service Warranty. Within the three years prior to the date hereof: (a) each product or service sold or delivered by RBIS, Ltd. has been in material conformity with any applicable express and implied warranties, (b) RBIS, Ltd. has no current liability for damages in connection with any such warranty (and there is no basis for any present or future Action against it that may reasonably be likely to lead to any liability) and (c) no product or service sold or delivered by RBIS, Ltd. is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale given by RBIS, Ltd., if any, or as required by Applicable Law.

4.25  Data Protection Matters.

4.25.1  RBIS, Ltd. has not received notice of any existing or pending or overtly threatened, Action against RBIS, Ltd. by or before any court or Governmental Authority under any Data Protection Law.

4.25.2  As used in this Agreement, the term “Data Protection Laws” means all federal, state, local or foreign laws, statutes, orders, rules, regulations, policies or guidelines, or judgments, decisions or orders entered by any Governmental Authority, relating to Personal Data.

4.25.3  As used in this Agreement, the term “Personal Data” means any and all information that RBIS, Ltd. maintains or otherwise processes that relates to an identified or identifiable natural person, including employees, stockholders, customers, customers of customers, vendors, contractors, and other business partners of RBIS, Ltd., and any employees of or contractors to any of the foregoing.

4.26  Foreign Corrupt Practices Act.

4.26.1  RBIS, Ltd. has not, to secure any improper advantage in order to obtain or retain business, directly or indirectly offered, paid, given, or promised to pay, or authorized the payment of, any money, offer, gift, or other thing of value, to:

(i)  an officer or employee of any Governmental Authority, or any person acting in an official capacity for or on behalf of any Governmental Authority;

(ii)  any political party or official thereof;

(iii)  any candidate for political or political party office; or

(iv)  any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any person or entity listed in clauses (i) - (iii) above.

4.26.2  RBIS, Ltd. maintains a system of internal accounting controls adequate to insure that it maintains no off-the-books accounts and that its assets are used only in accordance with its management’s directives.

4.26.3  No product sold or service provided by RBIS, Ltd. has been directly or indirectly sold to or performed on behalf of Cuba, Iraq, Iran, Libya, or Sudan.

4.27  Government Contracts. With respect to any Governmental Authority Contracts, whether entered into by RBIS, Ltd. as a prime contractor or as a subcontractor, there is, as of the date of this Agreement, no (a) civil fraud or criminal investigation by any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on RBIS, Ltd., (b) suspension or debarment proceeding (or equivalent proceeding) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on RBIS, Ltd., (c) request by a Governmental Authority for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or claim of defective pricing, (d) dispute between RBIS, Ltd. or any prime contractor of RBIS, Ltd. and a Governmental Authority which, since January 1, 2001, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $50,000, (e) claim or request for equitable adjustment by RBIS, Ltd. or any prime contractor of RBIS, Ltd. against a Governmental Authority in excess of $50,000, or (f) any claim or assertion by a Governmental Authority that RBIS, Ltd. or any prime contractor of RBIS, Ltd. may have violated applicable rules regarding conflicts of interest or statutes, rules or regulations regarding the integrity of the purchase process. RBIS, Ltd. has verified the accuracy of the security clearances of each of its employees and independent contractors. Each of its employees and independent contractors billing on a time and material contract with a Governmental Authority meets the labor category criteria of such time and material contract.

4.28  Relations with Governments. Neither RBIS, Ltd., nor any director, officer, agent or employee of RBIS, Ltd., has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation.

4.29  No Existing Discussions. As of the date of this Agreement, RBIS, Ltd. is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an acquisition of a controlling interest in RBIS, Ltd. or the assets of RBIS, Ltd.

4.30  Review of SYS SEC Documents. The Stockholder has reviewed the SYS SEC Documents and has received from SYS any additional information which he has requested in connection with the execution, delivery, and performance of this Agreement. The Stockholder, by reason of his business or financial experience, has the capacity to protect his or her own interests in connection with the transactions described in this Agreement.

4.31  Interested Party Transactions. Except as disclosed in Section 4.31 of the RBIS, Ltd. Disclosure Schedule, no officer of director of RBIS, Ltd. (nor any person related by blood or marriage or other person in which any such person has or has had an interest) has or has had, directly or indirectly (i) any interest in any entity that furnished or sold, or furnishes or sells, services or products that RBIS, Ltd. furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to RBIS, Ltd. any goods or services, or (iii) any beneficial interest in any contract, agreement, or commitment of RBIS, Ltd.; provided, however, that ownership of no more than 2.5% of the outstanding voting stock of a publicly traded corporation and no more than 5% of the outstanding equity of any other entity shall not be deemed an “interest in any entity” for purposes of this Section 4.31. Schedule 4.31 of the RBIS, Ltd. Disclosure Schedule contains a description of all indebtedness which currently exists, and any transactions which have occurred since the incorporation of RBIS, Ltd., between RBIS, Ltd. and any stockholder, director, or officer of RBIS, Ltd.

4.32  Payments to Stockholder and Others. Since December 31, 2004, RBIS, Ltd. has not paid any bonus or made any other payment (other than customary payments of salary, directors’ fees and business expense reimbursements in the ordinary course of business) to any officer or director of RBIS, Ltd. Since December 31, 2004, RBIS, Ltd. has not made any distribution to or for the benefit of any shareholder of RBIS, Ltd.

4.33  Disclosure. This Article IV, as modified by the RBIS, Ltd. Disclosure Schedule, does not contain a material misstatement of fact or omit to state of fact necessary to make the facts which are stated herein not misleading.

ARTICLE V
COVENANTS OF THE PARTIES

5.1  Mutual Covenants.

5.1.1  Reasonable Efforts; Notification.

(i)  Each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties set forth in Schedule 4.5 of the RBIS, Ltd. Disclosure Schedule, and (C) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by this Agreement.

(ii)  Notwithstanding anything to the contrary in this Agreement, (A) neither SYS nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on SYS after the Closing, (B) prior to the Closing, RBIS, Ltd. shall not be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on RBIS, Ltd., (C) no party shall be required to take any action that would reasonably be expected to substantially impair the benefits expected, as of the date hereof, to be realized by such party from consummation of the Acquisition and (D) no party shall be required to waive any of the conditions to the Closing set forth in Article VI as they apply to such party.

5.1.2  Public Announcements. The initial press release concerning the transactions contemplated hereby shall be a joint press release and shall be issued, upon the mutual agreement of the Stockholder and SYS, on or after the date of this Agreement. SYS and the Stockholder shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any other press release or public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement of SYS with any national securities exchange or national securities quotation system.

5.1.3  Notices of Certain Events. Each party hereto shall promptly notify the other parties in writing of:

(i)  the receipt by such party of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)  subject to any applicable legal restrictions, the receipt by such party of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii)  such party’s obtaining knowledge of any Actions commenced or threatened against, relating to or involving or otherwise affecting the other party hereto, as the case may be, which relate to the consummation of the transactions contemplated by this Agreement; and

(iv)  such party’s obtaining knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause the conditions set forth in Article VI not to be satisfied; provided, however, that no such notification shall affect the representations, warranties or obligations of the parties or the conditions to the obligations of the parties hereunder, or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.1.4  Notification. Between the date of this Agreement and the Closing Date, each party hereto shall promptly notify the other parties hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a breach in any of its representations and warranties as of the date of this Agreement or any other date applicable to a representation or warranty as set forth herein. Should any such fact or condition require any change in the RBIS, Ltd. Disclosure Schedule, the Stockholder shall promptly deliver to SYS a written statement specifying such change. Such delivery will not affect any rights of any party under any other provision of this Agreement. During the same period, each party shall promptly notify the other parties in writing if such party becomes aware of the occurrence of any breach of any covenant of such party in this Agreement or the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

5.1.5  Sale of SYS Common Stock. SYS and the RBIS, Ltd. Stockholder agree that 50% of the shares transferred as the Stock Consideration may be sold, at the discretion of the RBIS, Ltd. Stockholder, immediately upon registration of the resale of such shares. All shares transferred as the Stock Consideration may be sold by the RBIS, Ltd. Stockholder on or after September 1, 2006. Notwithstanding the foregoing, in the event the RBIS, Ltd. Stockholder determines in his sole discretion that it is advantageous to pledge any of his SYS Common Stock to secure any loan or other financial obligation following the effectiveness of the applicable Registration Statement, SYS will waive the restrictions on the sale of such Common Stock contained in this Section 5.1.5 to the extent required to allow such pledge.

5.2  Covenants of SYS.

5.2.1  Employees and Employee Benefits. From and after the Closing, each continuing RBIS, Ltd. employee shall be entitled to participate in all SYS employee benefit plans in a manner and to the extent consistent with their position. From and after the Closing, SYS shall exercise commercially reasonable efforts to treat all service by RBIS, Ltd. Employees with RBIS, Ltd. prior to the Closing for all purposes as service with SYS, including but not limited to for purposes of vacation accrual (except for purposes of benefit accrual under defined benefit pension plans or to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which RBIS, Ltd. Employees participate after the Closing Date, SYS shall exercise commercially reasonable efforts to assure that the deductibles paid by RBIS, Ltd. employees are not increased and to waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any RBIS, Ltd. Employee who was, as of the Closing, excluded from participation in a RBIS, Ltd. Plan by virtue of such pre-existing condition), and shall exercise commercially reasonable efforts to provide that any covered expenses incurred on or before the Closing during the plan year of the applicable RBIS, Ltd. Plan in which the Closing Date occurs by a RBIS, Ltd. Employee or a RBIS, Ltd. Employee’s covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date to the same extent as such expenses are taken into account for the benefit of similarly situated employees of SYS and subsidiaries of SYS.

5.2.2  Registration.

(i)  SYS shall use commercially reasonable efforts to prepare and, by not later than May 31, 2006, file with the SEC a Registration Statement covering the resale of all the SYS shares issued or issuable pursuant hereto as part of the Acquisition Consideration (the “Registrable Securities”). SYS shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable. SYS shall submit to the SEC, within three (3) business days after SYS learns that no review of such Registration Statement will be made by the staff of the SEC or that the staff of the SEC has no further comments on such Registration Statement, as the case may be, a request for acceleration of effectiveness of such Registration Statement to a time and date not later than three (3) business days after the submission of such request. SYS shall use commercially reasonable efforts to keep such Registration Statement effective pursuant to Rule 415 at all times until the earlier of (i) the date as of which the RBIS, Ltd. Stockholder may sell all of the Registrable Securities covered by such Registration Statement without restriction pursuant to Rule 144 (or successor thereto) promulgated under the 1933 Act or (ii) the date on which the RBIS, Ltd. Stockholder has sold all the Registrable Securities covered by such Registration Statement. To the extent that the registration statement or the prospectus which is a part thereof requires amendment or supplement under the Securities Act of 1933 and the rules adopted thereunder, SYS shall exercise commercially reasonable efforts to expeditiously amend or supplement such registration statement, including the prospectus which is a part thereof.

(ii)  At any time that (i) SYS determines to register any of its SYS Common Shares, or to amend any filed registration which is not yet effective, either for its own account or for the account of a holder of SYS Common Shares or as a result of a holder of SYS Common Shares exercising demand registration rights, other than a registration (A) relating solely to SYS Common Shares registered on Form S-4 or Form S-8 (or any successor forms), or (B) with respect to which the SYS Common Shares held by the RBIS, Ltd. Stockholder would not be legally permitted to be included, and (ii) SYS Common Shares issued pursuant to this Agreement and held by the Stockholder are not then the subject of a filed registration statement or salable under Rule 144 of the SEC, then SYS shall:

(A)  at least 15 days prior to the filing of a registration statement, other than as set forth in (ii)(A) or (B) above, promptly give the Stockholder written notice thereof by registered or certified mail, courier or personal delivery; provided that no such notice shall be required in a non-underwritten registration, and all of such stock shall be registered thereon; and

(B)  use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all of the Registrable Securities held by the Stockholder specified in a written request or requests, made within ten (10) days after receipt of such written notice from SYS by the Stockholder but only to the extent that such inclusion does not diminish the number of securities included by a holder of SYS Common Shares who has demanded such registration.

(iii)  If the registration of which SYS gives notice is for a registered public offering involving an underwriting, SYS will so advise the Stockholder as part of the written notice given pursuant to subsection (ii)(A) above. In such event the right of the Stockholder to registration pursuant to subsection (ii) above shall be conditioned upon the Stockholder’s participation in such underwriting and the inclusion of the Stockholder’s Registrable Securities in the underwriting to the extent provided herein. The Stockholder shall (together with SYS and the other holders of SYS Common Shares distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by SYS (or by the holders of SYS Common Shares who have demanded such registration). Notwithstanding any other provision of this Section 5.2.2, if the managing underwriter determines that marketing factors require a limitation of the number of SYS Common Shares to be underwritten, the managing underwriter may limit the number of SYS Common Shares to be included in such registration. SYS will so advise the Stockholder and any other holder of SYS Common Shares distributing their SYS Common Shares through the underwriting pursuant to registration rights, and the number of SYS Common Shares to be registered and other securities that may be included in the registration and underwriting shall be allocated among all stockholders in proportion, as nearly as practicable, to the respective amounts of registrable securities held by such stockholders and other securities held by other holders at the time of filing the registration statement. If the Stockholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to SYS and the managing underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating to the underwritten offering.

(iv)  SYS shall provide to the Stockholder a suitable number of prospectuses, and supplements thereto, as soon as possible following the effectiveness of the registration or the filing of the supplement, as the case may be.

(v)  SYS shall have the right to terminate or withdraw any registration initiated by it under Section 5.2.2(iii) prior to the effectiveness of such registration, but without prejudice to its obligation pursuant to this Section 5.2.2.

(vi)  SYS shall bear the expenses associated with the registration of Registrable Securities pursuant to this Section 5.2.2 exclusive of underwriters’ and brokers’ discounts and commissions and expenses of the Stockholder’s legal counsel.

(vii)  SYS will, and hereby does, indemnify, hold harmless and defend the Stockholder (an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amount paid in settlement or expenses (collectively, “Claims”), incurred investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is nor may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement or a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if SYS files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading, or (iii) any violation or alleged violation by SYS of the 1933 Act, the 1934 Act, or any other law, including, without limitation, any state securities law, or any rule or regulation therein relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). SYS shall reimburse the Indemnified Persons, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 5.2.2(vii): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to SYS by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto; and (ii) shall not be available to the extent such claim is based upon a failure of the RBIS, Ltd. Stockholder to deliver or to cause to be delivered the prospectus made available by SYS.

(viii)  With a view to making available to the Stockholder the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the Stockholder to sell securities of SYS to the public without registration (“Rule 144”), SYS agrees to use reasonable commercial efforts to:

(a)  make and keep public information available, as those terms are understood and defined in Rule 144; and

(b)  file with the SEC in a timely manner all reports and other documents required of SYS under the 1933 Act and the 1934 Act so long as SYS remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144.

5.3  Covenants of the Stockholder. The Stockholder agrees and warrants that:

5.3.1  Conduct of RBIS, Ltd.’s Operations. During the period from the date of this Agreement to the Closing Date and except as may otherwise be agreed in writing by the parties, RBIS, Ltd. shall conduct its operations in the ordinary course of business consistent with past practice, except as expressly contemplated by this Agreement, and shall use its commercially reasonable efforts to maintain and preserve its business organization and its rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, RBIS, Ltd. shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or with the prior written consent of SYS:

(i)  do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of RBIS, Ltd. options that are outstanding as of the date hereof), (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock, provided, however, that RBIS, Ltd. is hereby expressly permitted to take all lawful actions necessary in order to (x) cause all outstanding options to be exercised or cancelled, (y) cause all outstanding warrants to be exercised or cancelled and (z) cause any outstanding convertible debt instruments to become non-convertible;

(ii)  directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business consistent with past practice;

(iii)  adopt or propose any changes in the RBIS, Ltd. Articles or the RBIS, Ltd. Bylaws;

(iv)  merge or consolidate with any other person;

(v)  acquire a material amount of assets or capital stock of any other person outside of the ordinary course of business consistent with past practice;

(vi)  make any borrowings, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

(vii)  create any subsidiaries;

(viii)  enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than pursuant to Applicable Law or contractual commitments existing as of the date hereof in the ordinary course of business consistent with past practice (provided past practices shall not be deemed to include actions taken in connection with the Acquisition) or grant any increase in the compensation or benefits of directors, officers, employees, consultants or agents of RBIS, Ltd. or grant, re-price, or accelerate the exercise or payment of any RBIS, Ltd. options or warrants or other equity-based awards other than increases in the ordinary course of business consistent with past practice;

(ix)  enter into, adopt or amend any RBIS, Ltd. Plan, except as may be required by Applicable Law;

(x)  take any action that could give rise to severance benefits payable to any officer or director of RBIS, Ltd. as a result of consummation of the transactions contemplated by this Agreement;

(xi)  change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by RBIS, Ltd.’s regular independent accountants;

(xii)  settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $25,000 other than settlement in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent RBIS, Ltd. financial statements (or the notes thereto) or incurred since the date of such financial statements in the ordinary course of business;

(xiii)  modify, extend, amend or terminate, or waive, release or assign any rights or claims with respect to, any Contract set forth in Section 4.15 in the RBIS, Ltd. Disclosure Schedule;

(xiv)  enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

(xv)  write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $20,000 except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied;

(xvi)  incur or commit to any capital expenditures in excess of $25,000 in the aggregate without the prior written consent of SYS which shall not be unreasonably withheld;

(xvii)  make any payments in respect of policies of directors’ and officers’ liability insurance (premiums or otherwise) other than premiums paid in respect of its current or renewed or replacement policies;

(xviii)  take any other action that could likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

(xix)  enter into or carry out any other transaction other than in the ordinary and usual course of business;

(xx)  permit or cause any Subsidiary to do any of the foregoing or agree or commit to do any of the foregoing;

(xxi)  make or revoke any Tax election, file any amended Tax Return, or settle any audit or other proceeding with any Tax authority;

(xxii)  enter into any agreement to purchase, or to lease for a term in excess of one year, any real property, provided that RBIS, Ltd. (A) may, as a tenant, or a landlord, renew any existing lease for a term not to exceed eighteen months and (B) nothing herein shall prevent RBIS, Ltd., in its capacity as landlord, from renewing any lease pursuant to an option granted prior to the date hereof;

(xxiii)  make any distribution to or for the benefit of its shareholders; or

(xxiv)  agree in writing or otherwise to take any of the foregoing actions.

5.3.2  Access to Information; Confidentiality. Upon reasonable notice, the Stockholder shall cause RBIS, Ltd. to afford to the officers, employees, accountants, counsel, financial advisors and other representatives of SYS reasonable access during normal business hours, during the period prior to the Closing Date, to such of its properties, books, contracts, commitments, records, all other information and data, officers and employees as SYS may reasonably request and, during such period, RBIS, Ltd. shall furnish promptly to SYS (a) a copy of each report, schedule, and other document filed, published, announced or received by it during such period pursuant to the requirements of Applicable Laws (other than documents which such party is not permitted to disclose under Applicable Laws), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as SYS may reasonably request; provided, however, that RBIS, Ltd. may restrict the foregoing access to the extent that it reasonably concludes, after consultation with outside legal counsel, that (i) any Applicable Law requires RBIS, Ltd. to restrict access to any properties or information, (ii) providing such access would result in the loss of the attorney-client privilege, (iii) such documents discuss the pricing or dollar value of the transactions contemplated by this Agreement, (iv) such documents contain competitively sensitive information, the sharing of which could constitute a violation of any applicable antitrust laws or (v) such disclosure is reasonably likely to result in a breach of or default under any contract or agreement to which RBIS, Ltd. is a party. Each party shall make all commercially reasonable efforts to minimize disruption to the business of the other party and its subsidiaries which may result from the requests for data and information hereunder. All requests for access and information shall be coordinated through senior executives of the parties to be designated. The terms and provisions of the Reciprocal Non-Disclosure Agreement between RBIS, Ltd. and SYS dated November 1, 2005, shall apply to any information provided pursuant to this section.

5.3.3  No Solicitation. Until the Closing or the termination of this Agreement:

(i)  RBIS, Ltd. and the Stockholder will not, and will not permit or cause any Subsidiary or any of the directors or officers of RBIS, Ltd. or any Subsidiary, and will direct RBIS, Ltd.’s employees, agents and representatives not to, directly or indirectly, solicit, initiate, encourage, or furnish or disclose non-public information in furtherance of, or otherwise facilitate any inquiries that may be reasonably expected to lead to, the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, or similar transaction involving, or any purchase of 10% or more of the assets or any equity of, RBIS, Ltd. or any Subsidiary or any other business combination other than the transactions contemplated by this Agreement (any such proposal or offer, an “Acquisition Proposal”).

(ii)  RBIS, Ltd. and the Stockholder will not, and will not permit or cause any Subsidiary or any of the officers or directors of it or any Subsidiary to, and shall direct its and such Subsidiary’s employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether such Acquisition Proposal arises or has arisen before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

(iii)  RBIS, Ltd. and the Stockholder will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and request the return of all confidential information regarding such party provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise. RBIS, Ltd. and the Stockholder will notify SYS immediately if any such inquiries, proposals, or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter shall keep SYS informed, on a reasonably current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

5.3.4  Release. The Stockholder (who for purposes of this Section 5.3.4 shall be referred to as a “Releasor” on behalf of Releasor and Releasor’s successors, heirs, and assigns, hereby fully and forever releases and discharges RBIS, Ltd. and SYS and their respective successors, heirs, and assigns, and their respective officers, directors, agents, representatives, employees and attorneys from any and all claims, demands, actions, agreements, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, past, present or future, known or unknown, suspected or unsuspected, from the beginning of time through execution of this Agreement, excepting only any claims arising out of this Agreement and enforcement thereof (collectively, the “Claims”).

The Releasor acknowledges that there is a possibility that subsequent to the execution of this Agreement, he will discover facts or incur or suffer claims that were unknown or unsuspected at the time this Agreement was executed, and which if known by the Releasor at that time may have materially affected the Releasor’s decision to execute this Agreement. The Releasor acknowledges and agrees that by reason of this Section 5.3.4, he is assuming any risk of such unknown facts and such unknown and unsuspected claims.

The Releasor has been advised of the existence of Section 1542 of the California Civil Code (“Section 1542”), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding such provisions, this Section 5.3.4 shall constitute a full release in accordance with its terms. Each Releasor hereby knowingly and voluntarily waives the provisions of Section 1542, as well as any other statute, law or rule of similar effect.

5.3.5  Unfair Competition. For a period of two (2) years after the date of the Closing of the Acquisition, the Stockholder agrees that he will not, directly or indirectly (whether on his own behalf or as an owner, parent, stockholder, partner, joint venturer, investor, member, officer, director, agent, independent contractor, associate, executive, consultant or licensor) compete with SYS or its subsidiaries and affiliates anywhere within California, Maryland, and all other states in which SYS has offices or customers as of the date of the Acquisition (the “Territory”) by carrying on, being engaged in, or taking part in the business of secure network engineering contract services for the Department of Defense (the “Business”) in any manner.

(i)  For a period of two (2) years after the date of Closing of the Acquisition, the Stockholder agrees that he will not, directly or indirectly (whether on his own behalf or as an owner, parent, stockholder, partner, joint venturer, investor, member, officer, director, agent, independent contractor, associate, executive, consultant or licensor) (1) accept Business, whether solicited or not, from any current or future customer or client of SYS or its subsidiaries and affiliates, and (2) solicit, divert, take away, or attempt to solicit, divert, take away, any prospective or current customer, client, supplier, or distributor of SYS or its subsidiaries and affiliates, with whom he had material business contact, for the purpose of competing in the Business with SYS or its subsidiaries and affiliates.

(ii)  For a period of two (2) years after the date of Closing of the Acquisition, the Stockholder agrees that he will not, directly or indirectly (whether on his own behalf or as an owner, parent, stockholder, partner, joint venturer, investor, member, officer, director, agent, independent contractor, associate, executive, consultant or licensor) solicit or encourage to leave the employ of SYS or its subsidiaries any employee or independent contractor of SYS or its subsidiaries and affiliates, excepting only Steve Bradley and Bonnie Alan.

(iii)  The Stockholder acknowledges that the restrictions and covenants set forth above are reasonably necessary to protect the goodwill and other legitimate business interests of SYS and its subsidiaries, including the goodwill acquired by SYS as a consequence of the closing of the Acquisition described in this Agreement, and are not overbroad, overlong, or unfair (including in duration and scope). The Stockholder also acknowledges that any breach of these covenants would cause SYS serious, irreparable injury or loss.

(iv)  The Stockholder agrees that SYS (or its subsidiaries or affiliates) will be entitled to immediate injunctive relief for any breach of this Section 5.3.5, and that a restraining order and/or an injunction may be issued against Stockholder, in addition to any other rights or remedies at law SYS (or its subsidiaries or affiliates) may have.

(v)  Notwithstanding the above, Stockholder may acquire on the open market up to 5% of any company a class of equity securities of which is traded on the NASDAQ National Market or a national exchange and which has a market capitalization of at least $500 Million Dollars.

5.3.6  Investment Representations by RBIS, Ltd. Stockholder. The Stockholder shall deliver to SYS, on or prior to the Closing Date, a signed certificate, substantially in the form attached as Exhibit B (the “Investment Representation Certificate”).

ARTICLE VI
CONDITIONS

6.1  Conditions to the Obligations of Each Party. The obligations of SYS and the Stockholder to consummate this Agreement shall be subject to the satisfaction or waiver of the following conditions:

6.1.1  No provision of any Applicable Law or regulation and no judgment, injunction, order, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator and any Contract with any Governmental Authority pertaining to compliance with Applicable Law shall prohibit or enjoin the consummation of the transactions contemplated by this Agreement or limit the ownership or operation by SYS, RBIS, Ltd. or any of their respective subsidiaries of any material portion of the businesses or assets of SYS or RBIS, Ltd.

6.1.2  There shall not be pending any Action (i) challenging or seeking to restrain or prohibit the consummation of transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by SYS, RBIS, Ltd. or any of their respective subsidiaries of, or to compel SYS, RBIS, Ltd. or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of SYS, RBIS, Ltd. or any of their respective subsidiaries, as a result of the transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of SYS to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of RBIS, Ltd. or (iv) seeking to prohibit SYS or any Subsidiary of SYS from effectively controlling in any material respect the business or operations of SYS or the subsidiaries of SYS.

6.1.3  Buyer, Stockholder, and Strategic Ventures shall have executed and delivered the General Release of Claims attached hereto as Exhibit C.

6.2  Conditions to Obligations of the Stockholder. The obligations of the Stockholder to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by the Stockholder:

6.2.1  Each of the representations and warranties of SYS contained in this Agreement shall be true and correct in all material respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case as of such specified date), except where any such failure of the representations and warranties to be true and correct, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on SYS, RBIS, Ltd. or the transactions contemplated by this Agreement.

6.2.2  SYS (i) shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and (ii) shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing that are not qualified as to Material Adverse Effect except where such non-performance or non-compliance individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on SYS.

6.2.3  SYS shall have furnished the Stockholder with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

6.3  Conditions to Obligations of SYS. The obligations of SYS to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by SYS:

6.3.1  Each of the representations and warranties of the Stockholder contained in this Agreement shall be true and correct in all material respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case, as of such specified date), except where any such failure of the representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on RBIS, Ltd., SYS or the transactions contemplated by this Agreement.

6.3.2  The Stockholder (i) shall have performed or complied in all material respects with all agreements and covenants required to be performed by each of them under this Agreement at or prior to the Closing that are qualified as to Material Adverse Effect, and (ii) shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing that are not qualified as to Material Adverse Effect except where such non-performance or non-compliance would not reasonably be expected to have a Material Adverse Effect on RBIS, Ltd.

6.3.3  The Stockholder shall have furnished SYS with a certificate dated the Closing Date to the effect that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

6.3.4  Since the date of this Agreement, except as set forth in Section 4.10 of the RBIS, Ltd. Disclosure Schedule delivered as of such date, there shall not have been any change in the assets, liabilities, business prospects, results of operations or financial condition of RBIS, Ltd. that would constitute a Material Adverse Effect on RBIS, Ltd. as of the Closing Date.

6.3.5  All consents, novations, approvals, and waivers set forth in Section 4.5 of the RBIS, Ltd. Disclosure Schedule shall have been obtained by RBIS, Ltd. or waived by SYS.

6.3.6  Each outstanding option or warrant to acquire, and each issued note or other security convertible into, RBIS, Ltd. Capital Stock, whether or not exercisable, vested or converted, shall have been exercised or cancelled so that as of the Closing Date no person shall have any options, warrants, or other rights to buy, or convert into, any securities of RBIS, Ltd.

6.3.7  Completion and delivery to SYS of an audit of RBIS, Ltd.’s financial statements covering the fiscal year ended December 31, 2005, which audit shall be appropriate and adequate for use in preparing reports and registration statements to be filed with the Securities and Exchange Commission.

6.3.8  The Stockholder shall have delivered to SYS an opinion of Carr, Morris & Graeff, P.C., counsel to the Stockholder, which opinion shall be in form and substance satisfactory to SYS.

6.3.9  The Stockholder shall have executed and delivered to SYS the Indemnification Agreement attached hereto as Exhibit D.

6.3.10  The Stockholder shall have delivered to SYS a fully-executed employment letter in the form delivered to Shareholder by SYS and a fully-executed resignation from each officer and director of RBIS, Ltd. other than Nancy E.K. Smith.

ARTICLE VII
GENERAL SURVIVAL AND INDEMNIFICATION

7.1  Survival of Representations and Warranties.

7.1.1  Except as set forth in this Section 7.1.1, the representations, warranties, covenants and agreements made herein by the Stockholder shall survive, irrespective of any different survival period under any applicable statute of limitations, until eighteen (18) months from the date of this Agreement (the “Cut-Off Date”). The representations, warranties, covenants, and agreements made by the Stockholder in Sections 4.3, 4.4, 4.11, and 4.21 shall survive the Closing, irrespective of any different survival period under any applicable statute of limitation and shall not be subject to the Cut-Off Date.

7.1.2  Irrespective of any different survival period under any applicable statute of limitations, the representations, warranties, covenants and agreements made herein by SYS shall survive until the Cut-Off Date.

7.1.3  This Section 7.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Closing or after the termination of this Agreement.

7.1.4  Notwithstanding any right of SYS to investigate the affairs of RBIS, Ltd. or of the Stockholder to investigate the affairs of SYS, SYS shall have the right to rely fully upon the representations, warranties, covenants and agreements contained in this Agreement, or in any instrument required to be delivered pursuant to this Agreement, and the Stockholder shall have the right to rely fully upon the representations, warranties, covenants, and agreements of SYS contained in this Agreement or in any such instrument. No information or knowledge obtained by a party hereto in an investigation conducted by such party shall affect or be deemed to modify any representation or warranty of any other party contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. The right to any remedy based on a breach of the representations, warranties, covenants, and obligations of another party, will not be affected by any investigation conducted by a party with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, about an accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation of any other party.

7.2  Indemnification. From and after the Closing, the Stockholder shall indemnify, defend (with counsel reasonably acceptable to SYS) and hold SYS and its subsidiaries and their respective officers, directors, shareholders, affiliates, employees, agents and other representatives (the “SYS Indemnified Parties”), harmless from and against any and all claims, demands, suits, actions, causes of actions, losses, damages, obligations, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) (collectively, the “Losses”) arising as a result of or incurred in connection with (i) any breach by RBIS, Ltd. and/or Stockholder of any of their representations or warranties set forth in this Agreement and (ii) any failure by RBIS, Ltd. and/or the Stockholder to perform any of their covenants or agreements set forth in this Agreement. The first recourse of the SYS Indemnified Parties for Losses shall be from the Escrow Consideration and pursuant to the Escrow Agreement. Any Losses remaining thereafter may be obtained from the Stockholder. Any Loss that results from a settlement of a third party claim against an SYS Indemnified Party shall be the subject of indemnification hereunder only if the settlement has been approved by the Stockholder, which approval shall not be unreasonably denied. The Stockholder may not settle any such claim unless the settlement provides for a full and complete release of the SYS Indemnified Parties and does not include equitable relief against, or payment from, any SYS Indemnified Party.

7.3  Limitations.

7.3.1  Notwithstanding any provision of this Agreement to the contrary, except as set forth in the next sentence of this Section 7.3, an SYS Indemnified Party may not recover any Losses under Section 7.2 unless and until the aggregate amount of Losses exceeds Twenty-Five Thousand Dollars ($25,000) (the “Threshold Amount”), in which case the SYS Indemnified Party shall be entitled to recover all Losses without regard to the Threshold Amount from the first dollar of such Losses. Notwithstanding the foregoing, an SYS Indemnified Party shall be entitled to recover for, and the Threshold Amount and the Indemnification Limitation (as defined herein) shall not apply as a threshold to, any and all claims or payments made with respect to Losses arising from a breach of Sections 4.3, 4.4, 4.11, or 4.21 or from fraud, willful misconduct or intentional misrepresentation.

7.3.2  Notwithstanding anything to the contrary contained in this Article VII, in order for an indemnity claim to be made for an indemnity obligation under Section 7.2, the claim must have arisen by the Cut-Off Date and be asserted in writing and delivered to the indemnifying party on or before the Cut-Off Date.

7.3.3  Notwithstanding anything to the contrary contained in this Article VII, the indemnity contained in Section 7.2 shall be several with respect to those warrants that are made severally.

7.3.4  Notwithstanding anything to the contrary contained in this Article VII, the Stockholder’s maximum aggregate indemnification obligation shall be limited to an amount equal to the Cash Consideration (the “Indemnification Limitation”).

ARTICLE VIII
MISCELLANEOUS

8.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (with written confirmation of successful delivery) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice from such party to the other parties hereto):

8.1.1  if to SYS:

SYS
5050 Murphy Canyon Road, Suite 200
San Diego, CA 92123
Attention: Michael W. Fink, Secretary
Facsimile: (858) 715-5510

with a copy to:

Luce, Forward, Hamilton & Scripps LLP
600 West Broadway, Suite 2600
San Diego, CA 92101
Attention: Otto E. Sorensen, Esq.
Facsimile: (619) 645-5324

8.1.2  if to the Stockholder:

Gary E. Murphy
Reality Based IT Services, Ltd.
P.O. Box 1340
Laurel, MD 20725

with a copy to:

Carr, Morris & Graeff, P.C.
1120 G Street, NW, Suite 930
Washington, DC 20005-3801
Attention: Roy R. Morris, Esq.
Facsimile: (202) 628-3834
8.2  Interpretation.

8.2.1  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.2.2  For the purposes of any provision of this Agreement, a “Material Adverse Effect” with respect to any party shall be deemed to occur if any event, change or effect has occurred which has a material adverse effect on the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations, business prospects, or financial condition of such party taken as a whole, or a material adverse effect on the ability of such party to timely perform its obligations under this Agreement and the other transaction documents contemplated hereby; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:

(i)  with respect to any party, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business prospects, or results of operations of such party directly or indirectly arising out of or attributable to any decrease in the market price of SYS Common Shares (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on SYS);

(ii)  with respect to any party, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business prospects, or results of operations of such party directly or indirectly arising out of or attributable to (A) conditions, events, or circumstances generally affecting the economy of the United States, or (B) the general state of industries and market sectors in which such party operates; and

(iii)  with respect to RBIS, Ltd., any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of RBIS, Ltd. directly or indirectly arising out of or attributable to the loss by RBIS, Ltd. of any of its business prospects or customers (including business of such business prospects or customers), suppliers or employees (including, without limitation, any financial consequence of such loss of customers (including business of such customers), suppliers or employees) due primarily to the transactions contemplated hereby or the public announcement of this Agreement, in each case arising after the date of this Agreement.

8.2.3  For purposes of this Agreement, a “Subsidiary” when used with respect to any party means any individual partnership, firm, corporation, association, trust, unincorporated organization (including any representative office or branch) or other entity under the laws of any jurisdiction, (i) of which such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or the Subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its subsidiaries).

8.2.4  For purposes of this Agreement, “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or beneficially owns or has the power to vote or direct the vote of 10% of more of the voting stock (or of any other form of general partnership, limited partnership or voting equity interest in the case of a person that is not a corporation) of such other person. For purposes of this definition, “control,” including the terms “controlling and “controlled” means through the ownership of voting securities, by contract or credit arrangement, as trustee, partner or executor or otherwise.

8.2.5  For purposes of this Agreement, “Knowledge” means with respect to SYS, the actual knowledge of Clifton L. Cooke and Edward M. Lake, and with respect to RBIS, Ltd. or the Stockholder, the actual knowledge of the Stockholder and Nancy E.K. Smith.

8.3  Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

8.4  Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof; provided, however, that the parties’ nondisclosure/nonuse agreement shall survive, and shall also survive any termination of this Agreement.

8.5  Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

8.6  Governing Law; Venue.

8.6.1  This Agreement shall be governed by the laws of the State of California without regard to its conflict of laws rules, and any action arising out of or in connection with this Agreement or the Acquisition shall be brought only in San Diego County, California. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.6.2  Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.6 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

8.7  Arbitration. The parties to this Agreement shall submit to binding arbitration before a single, neutral arbitrator of any dispute, controversy or claim arising out of, or relating to, the transactions contemplated by this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by and conducted through the American Arbitration Association in accordance with the Commercial Dispute Resolution Procedures. The arbitration hearing shall be held in San Diego, California at a place to be designated by the parties or, in the absence of their agreement, by the arbitrator.

8.8  Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder. The party prevailing in any proceeding seeking such a decree shall be entitled to payment of all reasonable legal fees and expenses by the non-prevailing party.

8.9  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Additionally, notwithstanding the foregoing or anything to the contrary contained in this Agreement, SYS is specifically permitted to adopt a holding company structure pursuant to Section 251(g) of the Delaware General Corporation Law and assign this Agreement to the holding company or consummate SYS’s previously approved reincorporation into the State of Delaware, in which case the references herein to receipt and registration of actual and underlying SYS shares shall instead refer to the equivalent shares of the Delaware corporation.

8.10  Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

8.11  Severability. The invalidity or unenforceability in whole or in part of any covenant, promise or undertaking, or any section, subsection, sentence, clause, phrase, word, or any of the provisions of this Agreement will not affect the validity or enforceability of the remaining portions of this Agreement. If for any reason, any provision is determined to be invalid or in conflict with any existing, or future law or regulation by a court or agency having valid jurisdiction, such will not impair the operation or have any other effect upon such other provisions of this Agreement as may remain otherwise valid, and the latter will continue to be given full force and effect and bind the parties hereto.

8.12  Amendment. This Agreement may be amended prior to the Closing only by agreement in writing executed by all of the parties hereto; provided, however, that SYS and RBIS, Ltd. shall be entitled to provide written statements regarding new information as to the RBIS, Ltd. Disclosure Schedule, respectively, without the written consent of the other parties hereto.

8.13  Attorneys’ Fees. If any action or arbitration is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover from the other party actual attorneys’ fees and costs incurred in connection with such action, in addition to all other proper relief. Attorneys’ fees incurred in enforcing any judgment are recoverable as a separate item, and this provision for post-judgment attorneys’ fees shall survive any judgment and shall not be deemed merged into the judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, SYS and Stockholder have signed this Agreement as of the date first written above.

SYS

By: _____   /s/ Clifton L. Cooke___________
Name: Clifton L. Cooke
Title: President

By: ______ /s/ Michael W. Fink___________
Name: Michael W. Fink
Title: Secretary

STOCKHOLDER

By: ______ /s/ Gary E. Murphy___________
Name: Gary E. Murphy